Eastman Announces Fourth-Quarter and Full-Year 2018 Financial Results

KINGSPORT, Tenn., Jan. 31, 2019 - Eastman Chemical Company (NYSE:EMN) announced its fourth-quarter and full-year 2018 financial results.

(In millions, except per share amounts)	4Q2018	4Q2017	FY2018	FY2017
Sales revenue	$2,376	$2,362	$10,151	$9,549
Earnings before interest and taxes ("EBIT")	135	245	1,552	1,530
Adjusted EBIT*	276	353	1,633	1,635
Earnings per diluted share	0.24	3.39	7.56	9.47
Adjusted earnings per diluted share*	1.39	1.62	8.20	7.61
Net cash provided by operating activities	740	646	1,543	1,657
Free cash flow*	593	435	1,080	1,008

*For non-core and unusual items (including related to the previously reported coal gasification incident) excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow and of segment adjusted EBIT margins, and reconciliations to reported company and segment earnings and to cash provided by operating activities, see Tables 1, 3A, 3B, 4, 5A, and 5B.

“We ended the year with a challenging fourth quarter primarily due to reduced demand for specialty products in China as well as the slow flow through of higher raw material costs in an environment of customer destocking beyond normal seasonality,” said Mark Costa, Board Chair and CEO. “The end result for the full year was adjusted EPS growth of 8 percent, within our targeted long-term range of 8 - 12 percent. Equally important, we delivered free cash flow of approximately $1.1 billion despite slowing economic growth and higher raw material costs. Consistent with our strategy, we made progress in a number of areas, including strong new business revenue growth and continued cost discipline. We remain confident in the resiliency of our portfolio and the sustainability of our strong cash flow going forward.”

Consolidated Financial Results 4Q 2018 versus 4Q 2017

Fourth quarter sales revenue of $2.4 billion increased slightly as higher selling prices across three of four segments were mostly offset by sales volume declines in Chemical Intermediates and Advanced Materials.

Reported and adjusted EBIT decreased primarily due to a year-over-year increase of raw material, energy and distribution costs of approximately 8 percent and an unfavorable shift in product mix attributed to more than seasonal customer inventory destocking primarily in China for premium specialty plastics products in Advanced Materials as well as coatings and tire additives products in Additives & Functional Products. In addition, Eastman continued to invest in growth initiatives during the fourth quarter.

Reported earnings per share declined primarily due to lower EBIT and an estimated net tax benefit recognized in the fourth quarter 2017 as a result of tax law changes. Adjusted earnings per share declined due to lower EBIT, partially offset by share repurchases and a lower adjusted effective tax rate.

Segment Results 4Q 2018 versus 4Q 2017

Additives & Functional Products - Sales revenue was little changed as higher selling prices attributed to rising raw material, energy and distribution costs were offset by the negative impact of foreign currency exchange rates.

Reported EBIT included a charge for impairment of crop protection business goodwill in 2018. Reported and adjusted EBIT declined primarily due to higher selling prices being more than offset by higher raw material, energy and distribution costs in part attributed to increased competitive pressure in adhesives resins. In addition, an unfavorable shift in product mix primarily attributed to more than seasonal customer inventory destocking for specialty products primarily in China and Europe, particularly for coatings and tire additives products, also contributed to a decline in earnings.

Advanced Materials - Sales revenue decreased due to lower sales volume for specialty plastics, which was partially offset by sales volume growth in interlayers and performance films products in auto and architectural markets. The lower sales volume in specialty plastics was attributed to customer inventory destocking related to uncertainty caused by the U.S. - China trade dispute.

Reported and adjusted EBIT declined primarily due to higher raw material costs, particularly for paraxylene, and lower sales volume partially offset by improved product mix. Under the previous revenue recognition accounting standard, Advanced Materials adjusted EBIT in fourth quarter 2018 would have been $11 million higher.

Chemical Intermediates - Sales revenue increased mostly due to higher selling prices across the segment partially offset by lower sales volume resulting from actions taken to mitigate the impact of lower market selling prices for merchant ethylene. Chemical Intermediates continues to take actions to offset the impact of volatile raw material prices, with selling prices increasing 7 percent in the quarter.

Reported EBIT increased due to coal gasification incident costs in fourth quarter 2017. Adjusted EBIT declined due to higher raw material, energy and distribution costs partially offset by higher selling prices.

Fibers - Sales revenue increased due to strong textiles innovation products sales volume growth and sales of nonwovens products previously reported in “Other.” These factors were partially offset by lower selling prices. We continue to make progress with our textiles innovation platform with sales volume up over 40 percent in the quarter.

Reported EBIT increased due to coal gasification incident costs in fourth quarter 2017. Adjusted EBIT declined primarily due to lower capacity utilization caused by inventory destocking in the quarter.

Consolidated Financial Results 2018 versus 2017

Sales revenue in 2018 of $10.2 billion increased by 6 percent driven by higher selling prices in three of four segments, solid volume growth and improved product mix, as well as favorable foreign currency exchange rates in the first half of the year. Sales revenue grew in all regions, demonstrating that Eastman’s strategy of driving growth through innovation is helping to offset slowing economic growth.

Reported EBIT increased primarily due to coal gasification incident insurance in 2018 and costs in 2017 and included pension and other postretirement benefit plans mark-to-market adjustments in both periods. Adjusted EBIT was flat for the full year, with 10 percent earnings growth in the first half mostly offset by a challenging fourth quarter. The strong earnings in first half 2018 demonstrated the benefits of the company’s innovation-driven growth model and continued cost management, while the challenges in the fourth quarter included higher raw material, energy and distribution costs, the impact on demand of uncertainty from the U.S. - China trade dispute, and increased costs of approximately $25 million due to industrial gas supplier disruptions during the second quarter. Eastman also increased its growth investment by approximately $50 million in 2018.

Reported earnings per share declined primarily due to an estimated net tax benefit recognized in 2017 as a result of tax law changes. Adjusted earnings per share increased despite challenging macroeconomic conditions primarily due to share repurchases and a lower tax rate.

Segment Results 2018 versus 2017

Additives & Functional Products - Sales revenue increased 9 percent primarily due to higher sales volume, higher selling prices across the segment and a favorable shift in foreign currency exchange rates. The higher sales volume was primarily in care chemicals, coatings additives, animal nutrition, and tire additives and products in the segment which were previously reported in the Chemical Intermediates segment.

Reported EBIT included a charge for impairment of crop protection business goodwill in 2018 and coal gasification incident insurance in 2018 and costs in 2017. Reported EBIT declined primarily due to the goodwill impairment. Adjusted EBIT increased due to strong earnings growth in the first nine months driven by higher sales volume and a favorable shift in foreign currency exchange rates partially offset by the challenging fourth quarter described above. Growth investments in 2018 were approximately $20 million higher than in 2017.

Advanced Materials - Sales revenue increased by 7 percent primarily due to higher sales volume and continued improvement in product mix across the segment, including for premium products such as performance films, Saflex™ head-up displays ("HUD"), and Tritan™ copolyester. Together, sales volume and product mix contributed 5 percent to increased sales.

Reported EBIT included coal gasification incident insurance in 2018 and costs in 2017. Reported and adjusted EBIT increased primarily due to higher sales volume and improved product mix of premium products partially offset by higher raw material costs, particularly for paraxylene, in the second half of 2018. Growth investments in 2018 were approximately $25 million higher than in 2017.

Chemical Intermediates - Sales revenue increased as higher selling prices across the segment, including for acetyl and intermediates products, were partially offset by lower sales volume resulting from actions taken to mitigate the impact of lower market selling prices for merchant ethylene and products previously reported in the Chemical Intermediates segment being reported in the Additives & Functional Products segment in 2018. Lower sales volume was partially offset by strong functional amines products sales volume growth attributed to strengthened agriculture and energy markets.

Reported EBIT increased due to coal gasification incident insurance in 2018 and costs in 2017. Adjusted EBIT declined as the combination of higher selling prices, which more than offset higher raw material, energy and distribution costs, and higher sales volume (other than of merchant ethylene products) were more than offset by lower market selling prices for merchant ethylene and the $25 million impact of industrial gas supplier outages in second quarter 2018.

Fibers - Sales revenue increased primarily due to higher sales volume. The higher sales volume was primarily due to sales of nonwovens products previously reported in “Other” and textiles innovation products sales volume growth of approximately 30 percent.

Reported EBIT increased due to coal gasification incident insurance in 2018 and costs in 2017. Adjusted EBIT declined primarily due to lower acetate tow selling prices partially offset by higher textiles products sales volume.

Cash Flow

In 2018, cash from operating activities was $1.54 billion and free cash flow (cash from operating activities less net capital expenditures) was $1.08 billion. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares. In 2018, the company returned $718 million to stockholders, with $318 million of dividends and $400 million of share repurchases. In addition, the company repaid $316 million of debt, with total borrowings reduced by $372 million including the impact of currency translation on the carrying value of euro-denominated borrowings. See Tables 5A, 5B, 6A, and 6B.

2019 Outlook

Commenting on the outlook for full-year 2019, Costa said: “We expect slower economic growth this year, with some of the challenges from the fourth quarter to persist in the first quarter. With this in mind, we remain focused on growing new business revenue leveraging our innovation-driven growth model. In addition, we expect to benefit from the flow through of lower raw material costs, aggressive cost management and returning cash to stockholders through continued significant share repurchases. We expect these actions will more than offset the negative impact of a strengthening U.S. dollar and projected higher pension costs. We therefore expect adjusted EPS growth in 2019 to be between 6 - 10 percent.”

The full-year 2019 projected earnings exclude any non-core, unusual or non-recurring items. Our 2019 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2019 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Tax Items and Revenue Recognition Accounting Change

In the fourth quarter 2017, the Company recognized a provisional net increase to earnings of $339 million as a result of tax law changes, primarily the Tax Cuts and Jobs Act of 2017, and tax impact of outside-U.S. entity reorganizations, subject to adjustment during 2018. In fourth quarter 2018, the Company recognized a net decrease of $24 million, and in full year 2018 the Company recognized a net decrease of $20 million, to the estimated net tax benefit primarily due to deferred tax revaluations and income taxes related to foreign income inclusion.

Beginning in first quarter 2018, the Company adopted Accounting Standards Codification 606 under which the Company recognizes revenue when control of goods has been transferred to the customer, generally at the time shipment occurs. Under the previous revenue recognition accounting standard, the Company recognized revenue upon delivery of goods. Fourth-quarter 2018 EBIT under the new method of revenue recognition was $12 million lower, and full-year 2018 EBIT was $13 million higher than it would have been under the former method of revenue recognition.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2019. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2018 available, and the Form 10-K to be filed for 2018 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on February 1, 2019 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. The slides to be discussed during the call and webcast will be available at www.investors.eastman.com at approximately 5:00 p.m. ET on January 31, 2019. To listen via telephone, the dial-in number is 323-794-2423, passcode number 2733052. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, February 1, 2019 to 11:00 a.m. ET, February 11, 2019 at 888-203-1112 or 719-457-0820, passcode 2733052.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2018 revenues of approximately $10 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 31, 2019

For Eastman Chemical Company Fourth Quarter and Full Year 2018 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2018	2017	2018	2017
Sales	$2,376	$2,362	$10,151	$9,549
Cost of sales (1)	1,910	1,905	7,672	7,186
Gross profit	466	457	2,479	2,363
Selling, general and administrative expenses	167	189	721	729
Research and development expenses	59	53	235	227
Asset impairments and restructuring charges, net	39	8	45	8
Other components of post-employment (benefit) cost, net (2)	69	(49)	(21)	(135)
Other (income) charges, net (3)	(3)	11	(53)	4
Earnings before interest and taxes	135	245	1,552	1,530
Net interest expense	57	59	235	241
Early debt extinguishment costs	7	—	7	—
Earnings before income taxes	71	186	1,310	1,289
Provision for (benefit from) income taxes (4)	36	(305)	226	(99)
Net earnings	35	491	1,084	1,388
Less: Net earnings attributable to noncontrolling interest	1	—	4	4
Net earnings attributable to Eastman	$34	$491	$1,080	$1,384

Basic earnings per share attributable to Eastman	$0.25	$3.42	$7.65	$9.56
Diluted earnings per share attributable to Eastman	$0.24	$3.39	$7.56	$9.47

Shares (in millions) outstanding at end of period	139.8	143.0	139.8	143.0
Shares (in millions) used for earnings per share calculation
Basic	139.8	143.3	141.2	144.8
Diluted	141.1	144.8	142.9	146.1

(1)
Fourth quarter 2018 includes $3 million costs and twelve months 2018 includes $18 million income from business interruption insurance in excess of of costs from the previously reported disruption, repairs, and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident (the "coal gasification incident"). Fourth quarter and twelve months 2017 includes $112 million net costs of the coal gasification incident.

(2)	Fourth quarter and twelve months 2018 and 2017 includes an annual mark-to-market pension and other postretirement benefit plans valuation gain or loss. See Table 3A and 4.

(3)	Twelve months 2018 includes a gain of $65 million from insurance for property damage from the coal gasification incident.

(4)
Fourth quarter and twelve months 2018 includes expense of $24 million and $20 million, respectively, decreasing the estimated net tax benefit previously recognized as a result of tax law changes, primarily the Tax Cuts and Jobs Act of 2017. Fourth quarter and twelve months 2017 includes earnings of $339 million as a result of tax law changes, primarily the Tax Cuts and Jobs Act of 2017. See "Tax Items and Revenue Recognition Accounting Change" and Table 4.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Sales by Segment
Additives & Functional Products	$851	$854	$3,647	$3,343
Advanced Materials	624	635	2,755	2,572
Chemical Intermediates	689	659	2,831	2,728
Fibers	212	200	918	852
Total Sales by Segment	2,376	2,348	10,151	9,495
Other	—	14	—	54
Total Eastman Chemical Company	$2,376	$2,362	$10,151	$9,549

Table 2B – Sales Revenue Change

	Fourth Quarter 2018 Compared to Fourth Quarter 2017
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	—%	—%	1%	(1)%
Advanced Materials	(2)%	(2)%	1%	(1)%
Chemical Intermediates	5%	(2)%	7%	—%
Fibers	6%	9%	(3)%	—%

Total Eastman Chemical Company	1%	(1)%	2%	—%

	Twelve Months 2018 Compared to Twelve Months 2017
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	9%	4%	3%	2%
Advanced Materials	7%	5%	1%	1%
Chemical Intermediates	4%	(5)%	8%	1%
Fibers	8%	11%	(3)%	—%

Total Eastman Chemical Company	6%	2%	3%	1%

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Sales by Customer Location
United States and Canada	$1,012	$978	$4,303	$4,189
Asia Pacific	558	601	2,504	2,306
Europe, Middle East, and Africa	655	657	2,756	2,539
Latin America	151	126	588	515
Total Eastman Chemical Company	$2,376	$2,362	$10,151	$9,549

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Additives & Functional Products
Earnings before interest and taxes	$85	$150	$639	$653
Asset impairments and restructuring charges, net (2)	38	3	38	3
Gain from sale of business	—	—	—	(3)
Net coal gasification incident (insurance) costs	—	8	(6)	8
Excluding non-core and unusual items	123	161	671	661
Advanced Materials
Earnings before interest and taxes	71	83	509	483
Asset impairments and restructuring charges, net (3)	1	—	1	—
Net coal gasification incident (insurance) costs	—	11	(9)	11
Excluding non-core and unusual items	72	94	501	494
Chemical Intermediates
Earnings before interest and taxes	44	9	308	255
Net coal gasification incident (insurance) costs	2	44	(30)	44
Excluding unusual item	46	53	278	299
Fibers
Earnings before interest and taxes	47	5	257	181
Net coal gasification incident (insurance) costs	1	49	(38)	49
Excluding unusual item	48	54	219	230
Other
Loss before interest and taxes	(112)	(2)	(161)	(42)
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	99	(21)	99	(21)
Cost of disposition of claims against discontinued Solutia operations	—	9	—	9
Asset impairments and restructuring charges, net	—	5	6	5
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	—	20	—
Excluding non-core and unusual items	(13)	(9)	(36)	(49)

Total Eastman Chemical Company
Earnings before interest and taxes	135	245	1,552	1,530
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	99	(21)	99	(21)
Cost of disposition of claims against discontinued Solutia operations	—	9	—	9
Gain from sale of business	—	—	—	(3)
Asset impairments and restructuring charges, net	39	8	45	8
Net coal gasification incident (insurance) costs	3	112	(83)	112
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	—	20	—
Total earnings before interest and taxes excluding non-core and unusual items	$276	$353	$1,633	$1,635

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations(1) (continued)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$135	$245	$1,552	$1,530
Costs of sales	3	112	(18)	112
Selling, general and administrative expenses	—	—	7	—
Asset impairments and restructuring charges, net	39	8	45	8
Other components of net periodic (benefit) cost	99	(21)	99	(21)
Other (income) charges, net	—	9	(52)	6
Total earnings before interest and taxes excluding non-core and unusual items	$276	$353	$1,633	$1,635

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Reports on Form 10-Q for first, second, and third quarter 2018 for descriptions of first nine months 2018 non-core and unusual items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for 2017 for description of the 2017 unusual and non-core items.

(2)	Goodwill impairment for the crop protection reporting unit resulting from annual impairment testing.

(3)	Indefinite-lived intangible asset impairment resulting from annual impairment testing.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)()2)

	Fourth Quarter				Twelve Months
(Dollars in millions, unaudited)	2018		2017		2018		2017
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$123	14.5%	$161	18.9%	$671	18.4%	$661	19.8%
Advanced Materials	72	11.5%	94	14.8%	501	18.2%	494	19.2%
Chemical Intermediates	46	6.7%	53	8.0%	278	9.8%	299	11.0%
Fibers	48	22.6%	54	27.0%	219	23.9%	230	27.0%
Total segment EBIT excluding non-core and unusual items	289	12.2%	362	15.4%	1,669	16.4%	1,684	17.7%
Other	(13)		(9)		(36)		(49)
Total EBIT excluding non-core and unusual items	$276	11.6%	$353	14.9%	$1,633	16.1%	$1,635	17.1%

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.

(2)	Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations

	Fourth Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$135	$71	$36	51%	$34	$0.24
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	39	39	—		39	0.28
Mark-to-market pension and other postretirement benefit plans loss, net	99	99	24		75	0.53
Net costs resulting from coal gasification incident	3	3	1		2	0.02
Early debt extinguishment costs	—	7	1		6	0.04
Adjustment to estimated net tax benefit from tax law changes (2)	—	—	(24)		24	0.17
Interim adjustment to tax provision (3)	—	—	(16)		16	0.11
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$276	$219	$22	11%	$196	$1.39

	Fourth Quarter 2017
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$245	$186	$(305)	(165)%	$491	$3.39
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	8	8	11		(3)	(0.01)
Mark-to-market pension and other postretirement benefit plans gain, net	(21)	(21)	(7)		(14)	(0.10)
Net costs resulting from coal gasification incident	112	112	32		80	0.55
Costs of disposition of claims against previously discontinued business	9	9	4		5	0.03
Estimated net tax benefit from tax law changes and outside-U.S. entity reorganizations (2)	—	—	339		(339)	(2.34)
Interim adjustment to tax provision (3)	—	—	(15)		15	0.10
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$353	$294	$59	20%	$235	$1.62

(1)
See Table 3A for description of fourth quarter 2018 and 2017 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	See "Tax Items and Revenue Recognition Accounting Change".

(3)	Fourth quarter 2018 and 2017 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	Twelve Months 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,552	$1,310	$226	17%	$1,080	$7.56
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	45	45	2		43	0.30
Mark-to-market pension and other postretirement benefit plans loss, net	99	99	24		75	0.52
Coal gasification incident insurance in excess of costs	(83)	(83)	(16)		(67)	(0.47)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	20	20	5		15	0.11
Early debt extinguishment costs	—	7	1		6	0.04
Adjustment to estimated net tax benefit from tax law changes (2)	—	—	(20)		20	0.14
Non-GAAP (Excluding non-core and unusual items)	$1,633	$1,398	$222	16%	$1,172	$8.20

	Twelve Months 2017
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,530	$1,289	$(99)	(8)%	$1,384	$9.47
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	8	8	11		(3)	(0.02)
Mark-to-market pension and other postretirement benefit gain, net	(21)	(21)	(7)		(14)	(0.09)
Net costs resulting from coal gasification incident	112	112	32		80	0.55
Costs of disposition of claims against previously discontinued business	9	9	4		5	0.03
Gain from sale of business	(3)	(3)	(2)		(1)	(0.01)
Estimated net tax benefit from tax law changes and outside-U.S. entity reorganization (2)	—	—	339		(339)	(2.32)
Non-GAAP (Excluding non-core and unusual items)	$1,635	$1,394	$278	20%	$1,112	$7.61

(1)
See Table 3A for description of 2018 and 2017 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	See "Tax Items and Revenue Recognition Accounting Change".

Table 5A – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Operating activities
Net earnings (1)	$35	$491	$1,084	$1,388
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	153	147	604	587
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	99	(21)	99	(21)
Asset impairment charges	39	1	39	1
Early debt extinguishment and other related costs	7	—	7	—
Gain from sale assets and business	(4)	—	(4)	(3)
Gain from property insurance	—	—	(65)	—
Provision for deferred income taxes (2)	(66)	(464)	(51)	(394)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	245	135	16	(53)
(Increase) decrease in inventories	37	72	(224)	(71)
Increase (decrease) in trade payables	83	143	90	123
Pension and other postretirement contributions (in excess of) less than expenses	(40)	(34)	(152)	(115)
Variable compensation (in excess of) less than expenses	32	53	55	71
Other items, net	120	123	45	144
Net cash provided by operating activities	740	646	1,543	1,657
Investing activities
Additions to properties and equipment	(147)	(211)	(528)	(649)
Proceeds from property insurance	—	—	65	—
Proceeds from sale of assets and business	5	—	5	14
Acquisitions, net of cash acquired	(3)	—	(3)	(4)
Other items, net	(3)	(2)	(2)	(4)
Net cash used in investing activities	(148)	(213)	(463)	(643)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(485)	(90)	(146)	(19)
Proceeds from borrowings	1,114	75	1,604	675
Repayment of borrowings	(1,081)	(275)	(1,774)	(1,025)
Dividends paid to stockholders	(78)	(73)	(318)	(296)
Treasury stock purchases	(25)	(75)	(400)	(350)
Dividends paid to noncontrolling interest	(1)	(2)	(4)	(7)
Other items, net	(2)	2	(2)	16
Net cash used in financing activities	(558)	(438)	(1,040)	(1,006)
Effect of exchange rate changes on cash and cash equivalents	(1)	1	(5)	2
Net change in cash and cash equivalents	33	(4)	35	10
Cash and cash equivalents at beginning of period	193	195	191	181
Cash and cash equivalents at end of period	$226	$191	$226	$191

(1)
Fourth quarter 2018 includes $3 million costs and twelve months 2018 includes $83 million income from business interruption and property damage insurance in excess of costs from coal gasification incident. Fourth quarter and twelve months 2017 includes $112 million net costs from the coal gasification incident.

(2)	Fourth quarter and twelve months 2018 and 2017 includes impact from recent tax law changes.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Net cash provided by operating activities	$740	$646	$1,543	$1,657
Capital expenditures
Additions to properties and equipment	(147)	(211)	(528)	(649)
Proceeds from property insurance (1)	—	—	65	—
Net capital expenditures	(147)	(211)	(463)	(649)
Free cash flow	$593	$435	$1,080	$1,008

(1)	Cash proceeds from insurance for coal gasification incident property damage.

Table 6A – Selected Balance Sheet Items

	December 31,	December 31,
(Dollars in millions, unaudited)	2018	2017
Cash and cash equivalents	$226	$191
Total borrowings	6,168	6,540
Total Eastman stockholders' equity	5,803	5,403

Table 6B – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2018	2017
Total borrowings	$6,168	$6,540
Less: Cash and cash equivalents	226	191
Net debt	$5,942	$6,349